Exhibit 10.6

CONFIDENTIAL

tZERO GROUP, INC.
NOTICE OF AMENDMENT TO STOCK OPTION GRANT AND
NOTICE OF RESTRICTED STOCK UNIT GRANT

tZERO Group, Inc. (the “Company”), under its 2017 Equity Incentive Plan (as amended from time to time, the “Plan”), hereby amends each of the outstanding stock option grants held by Participant, to replace such options (together, the “Options”) on a one to one basis with restricted stock units (“RSUs”) as set forth below. The RSUs will be subject to all of the terms and conditions as set forth in this notice (the “Grant Notice”), in the RSU Agreement and in the Plan, both of which are incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Amendment to Nonqualified Stock Option Agreement and Restricted Stock Unit Agreement (the “RSU Agreement”) will have the same definitions as in the Plan or the RSU Agreement. If there is any conflict between the terms in the RSU Agreement and the Plan, the terms of the Plan will control.

Type of Grant:	Restricted Stock Units
Date of Grant:	June 1, 2020
Time Vesting:	RSUs will time vest in accordance with the existing vesting schedule applicable to the Options, including, for the avoidance of doubt, Options that are vested as of the Date of Grant
Number of RSUs:	Number of RSUs is equal to the amount to Options outstanding, including, for the avoidance of doubt, Options that are vested as of the Date of Grant
Expiration Date:	RSUs will expire 10 years from the date of grant of the corresponding Options

Vesting: The RSUs will vest upon satisfaction of both the Time Vesting Condition and Liquidity Vesting Condition (such date or dates, a “Vesting Date”).

a.	Time Vesting. The RSUs will time vest as indicated under Time Vesting, above (the “Time Vesting Condition”).

b.
Liquidity Vesting. The RSUs will liquidity vest upon the occurrence of a Liquidity Event, so long as such Liquidity Event occurs within 10 years from the date of grant of the corresponding Options (the “Liquidity Vesting Condition”). “Liquidity Event” means the earlier of: (a) the date of: any merger, consolidation or other business combination transaction, pursuant to an agreement or agreements to which the Company is a party, of the Company with or into another corporation, entity or person, other than a transaction in which the stockholders of the Company immediately prior to the transaction own 50% or more of the voting power of the Company (or the surviving entity) following the transaction; a sale or other transfer by the holders of outstanding voting stock and/or other voting securities of the Company possessing more than 50% of the total voting power of the Company, whether in one transaction or in a series of related transactions, pursuant to an agreement or agreements to which the Company is a party, and pursuant to which such outstanding voting securities are sold or transferred to a single person or entity, to one or more persons or entities who are Affiliates of each other, or to one or more persons or entities acting in concert; or a sale of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis pursuant to an agreement or agreements to which the Company is a party, and pursuant to which such outstanding assets are sold or transferred to a single person or entity, to one or more persons or entities who are Affiliates of each other, or to one or more persons or entities acting in concert, other than to a corporation or other entity owned directly or indirectly by the holders of capital stock of the Company in substantially the same proportions as their ownership of Common Stock (each of the foregoing, a “CIC”); provided that an equity financing undertaken primarily for purposes of raising primary capital for the Company in which the Company is the surviving corporation shall not be considered a CIC; or (b) the effective date of the initial public offering of the Company’s common stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (an “IPO”).

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands the terms of, this Grant Notice, the RSU Agreement and the Plan. If applicable, Participant acknowledges that he or she has been made aware of the Company’s Rule 701(e) Information Statement (the “Information Statement”) for the Plan, and the Company encourages Participant to review the Information Statement. Participant acknowledges and agrees that if Participant receives the RSU without first reviewing the Information Statement, Participant is knowingly and voluntarily declining to review the Information Statement. As of the Date of Grant, this Grant Notice, the RSU Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the RSUs and the Options and supersede all prior oral and written agreements with respect to the RSUs or the Options. By accepting the RSUs, Participant consents to receive documents governing the RSUs by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company from time to time.
[Signature page follows]

tZERO GROUP, Inc.

By: ________________________________ Signature
Name: Saum Noursalehi_______________
Title: Chief Executive Officer___________
Date: June 1, 2020____________________

tZERO GROUP, INC.
AMENDMENT TO NONQUALIFIED STOCK OPTION AGREEMENT AND RESTRICTED STOCK UNIT AGREEMENT
Pursuant to the Notice of Restricted Stock Unit Grant (the “Grant Notice”) and this Amendment to Nonqualified Stock Option Agreement and Restricted Stock Unit Agreement (this “Agreement”), tZERO Group, Inc., a Delaware corporation (the “Company”) is hereby amending the Participant’s outstanding Options by exchanging Options held by Participant, as set forth in the Grant Notice, for restricted stock units (the “RSUs”) under its 2017 Equity Incentive Plan (as amended from time to time, the “Plan”).
Section 1.Introduction. The Company has previously adopted the Plan for the purpose of providing eligible Employees, Directors and Consultants with increased incentive to render services, to exert maximum effort for the business success of the Company and to strengthen the identification of such individuals with the shareholders. The Company, acting through the Administrator (as defined in the Plan), has determined that its interests will be advanced by the exchange of the Options held by Participant for RSUs under the Plan.

Section 2.Exchange. Subject to the terms and conditions contained herein the Company hereby irrevocably grants to Participant the RSUs in exchange for the Options, and each of the Options shall be cancelled and no longer outstanding.

Section 3.Vesting. The RSUs will vest as provided in the Grant Notice. Time vesting will cease at the time the Participant ceases to be in Continuous Service. Any portion of the RSUs that has not yet satisfied the Time Vesting Condition will be forfeited at the time the Participant ceases to be in Continuous Service. Notwithstanding anything in this Agreement to the contrary, the Administrator, in its sole discretion, may waive the foregoing schedule of vesting and upon written notice to Participant, accelerate the earliest date or dates on which any of the RSUs granted hereunder satisfy the Time Vesting Condition; provided that the RSUs will not fully vest until both the Time Vesting Condition and Liquidity Vesting Condition are met. In the event that the Liquidity Vesting Condition is not satisfied within 10 years following the date of grant of the corresponding exchanged Options, the RSUs shall be forfeited and immediately terminate.

Section 4.Delivery.

(a)RSUs that vest as a result of an IPO that satisfies the Liquidity Vesting Condition after satisfaction of the Time Vesting Condition will be delivered on a date to be determined by the Company that is no later than the earlier of (i) seven months after the effective date of the IPO or (ii) the last business day prior to March 15 of the calendar year following the year in which the IPO was effective.

(b)RSUs that vest (i) as a result of satisfaction of the Time Vesting Condition after an IPO that satisfies the Liquidity Vesting Condition and (ii) prior to the date the Company otherwise delivers RSUs pursuant to Section 4(a), will be delivered in accordance with Section 4(a).

(c)RSUs that vest as a result of (a) a CIC that satisfies the Liquidity Vesting Condition after satisfaction of the Time Vesting Condition or (b) satisfaction of a Time Vesting Condition after satisfaction of the Liquidity Vesting Condition (to the extent not covered by Section 4(b)), will be delivered as promptly as practicable (and no later than thirty (30) days) after the applicable vesting condition.
(d)In order to effect such delivery, the Company shall issue to Participant (or, in the event of the Participant’s prior death, their estate or beneficiaries) the number of shares with respect to the RSUs that have vested; provided, however, that such delivery shall be deemed effected for all purposes when such Shares are issued and delivered to the Participant and the Participant’s name is entered as a stockholder of record on the books of the Company.

Section 5.Company’s Right of First Refusal. Before any shares of Common Stock subject to the RSUs (the “Shares”) held by the Participant or any transferee (either being sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section 5 (the “Right of First Refusal”).

(a)Notice of Proposed Transfer. The Holder of the Shares shall deliver to the Company a written notice (the “Notice”), as soon as practicable following the Holder’s bona fide intention to sell or otherwise transfer such Shares, stating: (i) the Holder’s bona fide intention to sell or otherwise transfer such Shares; (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the number of Shares to be transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the Shares (the “Offered Price”), and the Holder shall offer the Shares at the Offered Price to the Company or its assignee(s).

(b)Exercise of Right of First Refusal. At any time within thirty (30) days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection (c) below.

(c)Purchase Price. The purchase price (“Purchase Price”) for the Shares purchased by the Company or its assignee(s) under this Section 5 shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the noncash consideration shall be determined by the Board of Directors of the Company in good faith.

(d)Payment. Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within thirty (30) days after receipt of the Notice or in the manner and at the times set forth in the Notice.

(e)Holder’s Right to Transfer. If all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section 5, then the Holder may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within one hundred and twenty (120) days after the date of the Notice, that any such sale or other transfer is effected in accordance with any applicable securities laws and that the Proposed Transferee agrees in writing that the provisions of this Section 5 shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

(f)Exception for Certain Family Transfers. Anything to the contrary contained in this Section 5 notwithstanding, the transfer of any or all of the Shares during the Participant’s lifetime or following the Participant’s death by will to the beneficiaries thereof or by intestacy to the Participant’s immediate family or a trust for the benefit of the Participant’s immediate family shall be exempt from the provisions of this Section 5. “Immediate Family” as used herein shall mean spouse (or domestic partner, as defined below), lineal descendant or antecedent, father, mother, brother or sister. In such case, the transferee or other recipient shall receive and hold the Shares so transferred subject to the provisions of this Section 5, and there shall be no further transfer of such Shares except in accordance with the terms of this Section 5. As used herein, a person will be deemed to be a “domestic partner” of another person if the two persons (1) reside in the same residence and plan to do so indefinitely, (2) have resided together for at least one year, (3) are each at least 18 years of age and mentally competent to consent to contract, (4) are not blood relatives any closer than would prohibit legal marriage in the state in which they reside, and (5) have each been the sole spouse equivalent of the other for the year prior to the transfer and plan to remain so indefinitely; provided that a person will not be considered a domestic partner if he or she is married to another person or has any other spouse equivalent.

(g)Termination of Right of First Refusal. The Right of First Refusal shall terminate as to any Shares upon the earlier of (i) the first sale of Common Stock of the Company to the general public, or (ii) a CIC in which the successor corporation has equity securities that are publicly traded.

Section 6.Transferability. This Agreement and any unvested RSUs shall not be trans-fer-able by Participant other than by Participant’s will or by the laws of descent and distribution. Any heir or legatee of Participant shall take rights herein granted subject to the terms and conditions hereof. No such trans-fer of this Agreement to heirs or legatees of Participant shall be effec-tive to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such evidence as the Administrator may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions here-of.

Section 7.No Rights as Shareholder. Participant shall have no rights as a shareholder with respect to any shares of Common Stock covered by this Agreement until the RSUs vest and shares are delivered as provided in Sections 3 and 4 of this Agreement.

Section 8.Adjustments. The shares of Common Stock subject to the RSUs may be adjusted or terminated in any manner as contemplated by Section 10 of the Plan.

Section 9.Change in Control. In the event of a Change in Control (other than a Qualified IPO), the provisions of Section 14(a)(i) of the Plan shall apply solely to the Time Vesting Condition; for the avoidance of doubt, in the event of (i) a Change in Control (including a Qualified IPO) that is not a Liquidity Event, the Liquidity Vesting Condition shall not be satisfied by virtue of such Change in Control and (ii) any Qualified IPO, the Time Vesting Condition shall not be satisfied by virtue of such Qualified IPO.

Section 10.Restrictive Covenants. Participant will continue to be subject to the restrictive covenants set forth on Exhibit A to Participant’s Nonqualified Stock Option Agreement(s) with respect to the Options, a copy of which is included herewith as Annex A.

Section 11.Shareholders’ Agreement. Participant acknowledges that, in connection with the grant or vesting of the RSUs granted under this Agreement, the Administrator may require Participant to execute and become a party to the Shareholders’ Agreement as a condition of such grant or vesting.

Section 12.Compliance With Securities Laws. Upon the acquisition of any shares pursuant to the vesting of the RSUs herein granted, Participant (or any person acting under Section 5) will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

Section 13.Compliance With Laws. Notwithstanding any of the other provisions here-of, Participant agrees that he or she will not receive any stock pursuant to a vested RSU granted hereby, and that the Company will not be obligated to issue any shares pursuant to this Agreement, if the issuance of such shares of Common Stock would constitute a violation by Participant or by the Company of any provision of any law or regulation of any governmental authority. The parties agree to work together in good faith to resolve any potential violation referenced in this Section 13.

Section 14.Withholding of Tax. The Participant is advised to review with his or her own tax advisors the federal, state and local tax consequences of receiving the RSUs. The Participant hereby represents to the Company that he or she is relying solely on such advisors and not on any statements or representations of the Company, its Affiliates or any of their respective agents. If, in connection with the RSUs, the Company is required to withhold any amounts by reason of any federal, state or local tax, such withholding shall be effected in accordance with Section 12(e) of the Plan. If the RSUs vest prior to payment, then the Participant agrees to cooperate with the Company to satisfy any tax withholding obligations, in such manner as determined by the Committee in its sole discretion.

Section 15.Section 409A. Payments under this Agreement are intended to be exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”) to the extent applicable, and this Agreement shall be administered accordingly. Notwithstanding anything to the contrary contained in this Agreement or any employment agreement the Participant has entered into with the Company, to the extent that any payment under this Agreement is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to the Participant by reason of termination of the Participant’s Employment, then (a) such payment shall be made to the Participant only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment shall not be made before the date that is six months after the date of the Participant’s separation from service (or the Participant’s earlier death). Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.

Section 16.No Right to Employment or Other Service. Nothing in the Plan or this Agreement shall confer upon Participant any right to continue to serve the Company in the capacity in effect at the time the Participant was granted or shall affect the right of the Company to terminate (a) the employment of Participant with or without notice and with or without Cause or (b) any other service relationship between Participant and the Company, as the case may be. If there is a dispute as to “Cause”, the definitive Cause of any termination of employment or service shall be determined by a mutually agreed upon third-party arbiter or a final decision entered in a court of competent jurisdiction.

Section 17.Resolution of Disputes. As a condition of the granting of the RSUs hereby, Participant and Participant’s heirs, personal representatives and successors agree that any dispute or disagreement which may arise hereunder shall be determined by a mutually agreed upon third-party arbiter or a final decision entered in a court of competent jurisdiction.

Section 18.Legends on Certificate. The certificates representing the shares of Common Stock received after the vesting of the RSUs will be stamped or otherwise imprinted with legends in such form as the Company or its counsel may require with respect to any applicable restrictions on sale or transfer and the stock transfer records of the Company will reflect stop‑transfer instructions with respect to such shares.

Section 19.Lockup. Participant agrees that in connection with any registration of the Company’s securities that, upon the request of the Company or the underwriters managing any public offering of the Company’s securities, Participant will not sell or otherwise dispose of shares of the Company’s capital stock without the prior written consent of the Company or such underwriters, as the case may be, for such reasonable period of time after the effective date of such registration as may be requested by the Company or such underwriters and subject to all restrictions as the Company or the underwriters may specify; provided that, the foregoing will not apply to (i) sales of any securities to be included in the registration statement for such public offering or (ii) sales of a number of Shares (rounded up to the nearest whole share) with a Fair Market Value equal to the withholding obligation in the event that the Administrator permits share withholding under Section 12(e) of the Plan in connection with such sales. For the avoidance of doubt, the provisions of this Section shall only apply to a public offering of the Company’s securities. Participant will enter into any agreement reasonably required by the underwriters to implement the foregoing.

Section 20.Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the CEO of the Company at the Company’s principal corporate offices. Any notice required to be delivered to Participant under this Agreement shall be in writing and addressed to Participant at Participant’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time. The Company shall be under no obligation whatsoever to advise Participant of the existence, maturity or termination of any of Participant’s rights here-under and Participant shall be deemed to have familiarized himself or herself with all matters contained herein and in the Plan which may affect any of Participant’s rights or privileges hereunder.

Section 21.Construction and Interpretation. Whenever the term “Participant” is used herein under circumstances applicable to any other person or persons to whom this Award, in accordance with the provisions of Section 6 hereof, may be transferred, the word “Participant” shall be deemed to include such person or persons.

Section 22.Agreement Subject to Plan. This Agreement is subject to the Plan. The terms and provisions of the Plan (including any subsequent amendments thereto) are hereby incorporated herein by reference thereto. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. All definitions of words and terms contained in the Plan shall be applicable to this Agreement. Notwithstanding anything in this Agreement to the contrary, if any subsequent amendment impairs the Participant’s rights or increases the Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant’s consent.

Section 23.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon Participant and Participant’s beneficiaries, executors, administrators and the person(s) to whom the RSUs may be transferred by will or the laws of descent or distribution.

Section 24.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

Section 25.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its reasonable discretion. The grant of the RSUs in this Agreement does not create any contractual right to receive any RSUs or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of Participant’s employment or other service with the Company. Notwithstanding anything in this Agreement to the contrary, if any subsequent amendment, cancellation, or termination of the Plan impairs the Participant’s rights or increases the Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment, modification or termination shall also be subject to the Participant’s consent.

Section 26.Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the RSUs, prospectively or retroactively; provided, that, no such amendment shall adversely affect Participant’s material rights under this Agreement without Participant’s consent.

Section 27.No Impact on Other Benefits. The value of Participant’s RSU is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

Section 28.Acceptance. Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. Participant has read and understands the terms and provisions thereof, and accepts the RSUs subject to all of the terms and conditions of the Plan and this Agreement. Participant acknowledges that there may be adverse tax consequences upon vesting of the RSUs or disposition of the underlying shares and that Participant should consult a tax advisor prior to disposition.

ANNEX A - STOCK OPTION AGREEMENT RESTRICTIVE COVENANTS